Exhibit 10.1
CONSULTING AND NON-COMPETE AGREEMENT
THIS AGREEMENT is made as of this 30th day of September, 2003, between
CITIZENS FINANCIAL SERVICES, INC. ("Corporation"), a Pennsylvania business corporation having a place of business at 15 South Main Street, Mansfield, Pennsylvania 16933; FIRST CITIZENS NATIONAL BANK ("Bank"), a national association, having a place of business at 15 South Main Street, Mansfield, Pennsylvania 16933; and RICHARD E. WILBER, an adult individual with an address at 559 East Lake Road, Penn Yan, NY 14527 ("Wilber" or "Consultant"), (sometimes referred to collectively as the "Parties.")
WHEREAS, the Corporation and Bank desire to retain Wilber under the terms and conditions set forth herein;
WHEREAS, Wilber desires to serve the Corporation and Bank in an advisory and consulting capacity under the terms and conditions set forth in this Consulting Agreement (the "Agreement");
WHEREAS, the Corporation and Bank would like to retain Wilber for his ability to offer advice relating to the institution and business of the Corporation and Bank;
WHEREAS, Wilber has agreed to make himself available to the Corporation and Bank to offer services, information, advice and experience to the Corporation and Bank; and
WHEREAS, the Boards of Directors of the Corporation and Bank recognize that a covenant not to compete will be of value to the Corporation and Bank.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, intending to be legally bound hereby, the Parties, each represented by legal counsel (Corporation and Bank by Shumaker Williams, P.C. and Wilber by Thomas J. Trgovac, Esquire) agree as follows:
1.    Effective Date . This Consulting Agreement shall have an effective date of September 30, 2003. Either the Bank, Corporation, or Wilber may terminate the Agreement at any time for non-performance of the terms of the Agreement or the Parties may terminate the Agreement at any time by written mutual consent.
2.    Nature of Wilber Position .
A.    The Corporation and Bank desire to make use of Wilber's expertise and experience in management and the community banking business.
B.    The Corporation and Bank may request Wilber to undertake and perform the following consulting duties prior to Wilber becoming 63 years old:
(1)    regularly meet with the Chief Executive Officer and Senior Management of the Corporation and Bank;
(2)    assist the Board of Directors and Senior Management to create a Strategic Working Paper, outlining and evaluating the short, mid and long-term goals of the Corporation and the Bank;
(3)    work with the Chief Executive Officer and Senior Management to develop clear understanding of the Board of Directors’ expectations with respect to the Corporation’s and Bank’s goals and objectives;
(4)    work with the Board of Directors and Senior Management to review and evaluate opportunities and risks facing the Corporation and Bank;

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(5)    work with the Board of Directors and Chief Executive Officer to adopt "best practices"; and
(6)    for services not otherwise heretofore enumerated within this subparagraph 2(B) for which Wilber is capable of performing, taking into consideration his background, experience, abilities and training provided that such services shall not exceed 150 hours per year measured from September 30 to September 30 of the following year.
C.    Wilber shall be an independent contractor and not an employee of the Bank or Corporation, and, subject only to the terms of this Agreement, shall determine his own method of operation in accomplishing such tasks as may be assigned. Wilber shall not be entitled to receive any compensation, commissions, or benefits other than those expressly provided for in this Agreement.
D.    Wilber may receive additional compensation in exchange for his performance of additional services not enumerated in subparagraph 2(B), provided that the parties enter into a separate agreement for said services.
E.    Wilber shall not be authorized to contact, solicit, or encourage inquiries or proposals relating to, or furnish any information to other financial companies relating to, or participate in any negotiations or discussions concerning, any merger or acquisition or substantial sale of assets of the Corporation or Bank without the express written permission of the Board of Directors of the Corporation.
F.    For purposes of this Agreement, the term "Non-performance" shall be defined as Wilber’s failure or refusal to perform work on a project assigned to Wilber by the Bank or Corporation, provided that the work assigned by the Bank or Corporation is reasonable

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in time and scope and the type of work that Wilber is capable of performing, taking into consideration his background, experience, abilities, and training.
G.    This Agreement shall not be terminated in the event that Wilber suffers a Disability, and Wilber shall not be deemed to have failed or refused to perform a task(s) under paragraph 2F of this Agreement if Wilber is incapable of performing said task(s), with or without a reasonable accommodation, because of a Disability. For purposes of this Agreement, the term "Disability" shall be defined as a temporary or permanent physical or mental impairment, which substantially limits a major life activity and renders Wilber incapable of performing the essential functions of any task(s) assigned to Wilber by the Bank or Corporation. If, prior to reaching age 63, Wilber asserts that he is incapable of performing a task(s) because of a Disability, and the Bank or Corporation requests medical verification of said Disability, Wilber must provide the Bank or Corporation with competent medical evidence that verifies the existence of the Disability.
3.     Availability for Performing Consulting Duties . Wilber shall be available, upon reasonable notice by the Chairman of the Board of Directors of the Corporation or Bank or President of the Corporation or Bank to assist the Corporation and Bank in an advisory or special assignment capacity and in its areas of experience and competence. Wilber will give the Corporation at least a two week notice of any extended periods of time that Wilber will be unavailable to perform work with the Corporation or Bank, such periods not to exceed two months in a calendar year.

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4.    Compensation .
A.    Annual Benefit
Mr. Wilber will receive an annual benefit (payments may be made in equal monthly or quarterly amounts) of $100,000, offset by (i) annual benefits from the Bank’s defined benefit pension plan, and (ii) annual benefits from social security (primary benefit and/or disability).
Estimated annual benefits are as follows:
	Pre-Age 62	Age 62 & Beyond

Benefit	100,000	100,000

Less: Pension Plan	(32,354)	(32,354)

Less: Social Security	0	(16,716)

Equals: Net Benefit	67,646	50,930

The benefit will be paid for Mr. Wilber’s lifetime.
B.    It is understood by the Parties that Bank shall furnish Wilber with an appropriate Internal Revenue Service Form 1099 that evidences payment of this miscellaneous income to Wilber.
5.    Covenant Not to Compete .

A.    Wilber hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and Bank, and accordingly, agrees that, for the period that Wilbur receives any compensation pursuant this Agreement, Wilber shall not, except as otherwise permitted in writing by the Board of Directors of the Bank or Corporation:

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(1)    be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as a passive investor owning less than 5% of the equity or holding less than 5% of a debt instrument in an entity) or otherwise by any person, firm, corporation or enterprise engaged in (i) the banking or financial services industry (including bank holding company), or (ii) any other activity in which the Corporation, Bank or any of their subsidiaries or affiliates are engaged. Wilber shall not engage in any of the aforementioned activities where a branch, office or other facility of the Corporation, Bank or any of their subsidiaries or affiliates is located, or in any county contiguous to such a county, including contiguous counties located outside of the Commonwealth of Pennsylvania (the "Non-Competition Area");
(2)    provide financial (except as a passive investor owning less than 5% of the equity or holding less than 5% of a debt instrument in an entity) or other assistance to any person, firm, corporation, or enterprise engaged in (i) the banking or financial services industry
(including bank holding company), or (ii) any other activity in which the Corporation, Bank or any of their subsidiaries or affiliates are engaged in the Non-Competition Area; or
(3)    directly or indirectly contact, solicit or induce any person, corporation or other entity who or which is a customer or referral source of the Corporation or Bank or any of their subsidiaries or affiliates to become a customer or referral source for any person or entity other than the Corporation or Bank or their subsidiaries or affiliates in the Non-Competition Area; or
(4)    directly or indirectly solicit, induce or encourage any employee of the Corporation or Bank or any of their subsidiaries or affiliates, who is employed during the

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term of this Agreement or on the effective date of termination of Wilber’s agreement, to leave the employ of the Corporation or Bank or any of their subsidiaries or affiliates, or to seek, obtain or accept employment with any person other than the Corporation or Bank or any of their subsidiaries or affiliates.
B.    The Corporation and Bank reserves the right to rescind any exception to this Section 5 of the Agreement that it granted to Wilber.
C.    In the event that Wilber performs services, individually or in association with a third party, that would otherwise be under this Section 5 of the Agreement, and Wilber performs said services outside of the Non-Competition Area, Wilber shall keep the Board of Directors of the Corporation and Bank informed of: (1) the nature of said services; (2) the third party that Wilber is associated with to perform said services and (3), if and when, the third party that Wilber is associated with for said services enters into business in the Non-Competition Area.
Similarly, the Corporation and Bank will keep Wilber informed of if, and when, either expands its geographic region of doing business.
D.    It is expressly understood and agreed that, although Wilber, the Corporation or Bank consider the restrictions contained in Sections 5.A. (1), (2), (3) and (4) of this Agreement to be reasonable for the purpose of preserving for the Corporation or Bank and their subsidiaries and affiliates, their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Sections 5.A. (1), (2), (3) and (4) of this Agreement is an unreasonable or otherwise unenforceable restriction against Wilber, the provisions of Sections 5.A (1), (2), (3) and (4) shall not be rendered void, but shall be deemed amended to apply as to such maximum

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time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.
E.    The existence of any claim or cause of action of Wilber against Corporation or Bank, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Corporation or Bank of this covenant. Wilber agrees that any breach of the restrictions set forth in this Section will result in irreparable injury to Corporation and Bank for which they will have no adequate remedy at law and the Corporation and Bank shall be entitled to injunctive relief in order to enforce the provisions hereof and/or seek specific performance and damages. Wilber agrees to personal jurisdiction in the Common Pleas Court of Tioga County, Pennsylvania or the U. S. District Court for the Middle District of Pennsylvania. In the event that Corporation or Bank obtains injunctive relief, Wilber will promptly reimburse the Corporation and Bank for reasonable attorney fees and any other costs associated with the litigation. In the event that Corporation or Bank obtains injunctive relief and there is no breach of this Agreement, other than the breach of the restrictive covenant, Corporation and Bank, shall resume making monthly payments to Wilber pursuant to this Agreement.
F.    If Wilber brings an action at law or equity, for the purpose of challenging a termination of the Agreement by the Bank or Corporation, on Non-performance grounds, and Wilber is the prevailing party in any such legal proceeding, Wilber shall be entitled to recover from the Bank or Corporation, any court costs and reasonable attorney’s fees incurred by Wilber in connection with said litigation.
6.    Confidential/Proprietary Information . In order to perform the services designated in this Agreement, Wilber will be provided with access to confidential and proprietary

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information with respect to the Corporation’s and Bank’s services, products, improvements, formulas, designs or styles, processes, customers, customer lists, methods of business or any business practices, the disclosure of which could be or will be damaging to the Corporation and/or Bank. Such confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Wilber or any person with the assistance, consent or direction of Wilber) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Corporation or Bank or any information that must be disclosed as required by law. Wilber shall not, without the written consent of the Board of Directors of the Corporation or a person authorized thereby, knowingly disclose to any person, other than an employee of the Corporation or Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Wilber of its duties under this Agreement, any confidential information of the Corporation or Bank obtained by Wilber. Wilber shall not, without the written consent of the Board of Directors of the Corporation or a person authorized thereby, use any confidential information of the Corporation or Bank obtained by Wilber for any purpose other than to provide the services and duties delineated and/or contemplated by this Agreement. Wilber acknowledges that the confidential and proprietary information of the Corporation and Bank may include information that he develops, as well as information that he learns from the Corporation or Bank. Wilber further agrees to comply with the federal "Privacy of Consumer Financial Information" regulation, 12 C.F.R. 40, as may be amended from time to time, and to maintain the confidentiality of all non-public personal information about the customers of the Corporation and/or Bank and its subsidiaries and affiliates to the same extent that the Corporation and its

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subsidiaries and affiliates are required to maintain such privacy under these provisions.
7.    Office Space. The Corporation shall provide Wilber with appropriate office space at the Bank to perform his duties under this Agreement as agreed by the parties. It is contemplated that certain of the duties will be performed offsite from the Corporation and Bank’s premises.
8.    Return of Company Property and Documents . Wilber agrees that, at the time of termination of this Agreement, regardless of the reason for termination, he will deliver to the Corporation, any and all company property, including, but not limited to, keys, security codes or passes, mobile telephones, pagers, computers, devices, confidential information (as defined in this Agreement), records, data, notes, reports, proposals, lists, correspondence, specification, drawings, blueprints, sketches, software programs, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by Wilber during the term of this Agreement or as a result of its contractual relationship with the Bank.
9.    Business Expenses. The Bank will reimburse Wilber for all reasonable business expenses that Wilber incurs in connection with the performance of his duties under this Agreement, provided that they are submitted in accordance with the Corporation or Bank policy.
10.    Insurance and Indemnification. The Corporation shall use its best efforts to obtain insurance coverage for Wilber under an insurance policy covering officers and directors of the Corporation against lawsuits, arbitrations or other proceedings; however, nothing herein shall be construed to require the Corporation to obtain such insurance, if the Board of Directors of the Corporation determines that such coverage cannot be obtained at a commercially reasonable price. The Corporation shall indemnify Wilber to the same extent officers and

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directors or agents of the Corporation would be entitled to indemnification by the Corporation, including the right to advancement of expenses, provided, however, that Wilber may be indemnified by the Corporation only to the extent permitted by applicable law and to the extent permitted by the Corporation's Articles of Incorporation and Bylaws.
11.    Binding Effect . This Agreement shall inure to the benefit of and be binding upon the Corporation and the Bank, its successors and assigns, including, without limitation, any person, partnership, company or corporation which may acquire substantially all of the Corporation’s and the Bank's assets or business or with or into which the Corporation or the Bank may be liquidated, consolidated, merged or otherwise combined. In the event the Corporation or the Bank enters into an agreement with an acquiror for a transaction enumerated in this paragraph, which is subject to shareholder approval, the Corporation and the Bank shall provide a copy of this Agreement to the acquiror prior to entering into said agreement, provided that this affirmative duty shall only apply to the first transaction in time that is consummated and not to agreements later in time. In addition, this Agreement shall be binding upon Wilber, his heirs and assigns.
12.    Waiver . The failure of either party to insist in any one or more instances upon performance of any term or condition of this Agreement shall not be construed as a waiver of its future performance. The obligations of either party with respect to such term, covenant or condition shall continue in full force and effect.
13.    Notices . For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have

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been duly given when hand-delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:
If to Wilber:
Richard E. Wilber
559 East Lake Road
Penn Yan, NY 14527

If to the Bank or Corporation:

First Citizens National Bank
15 South Main Street
Mansfield, Pennsylvania 16933

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
14.    Entire Agreement . This Agreement supersedes all previous agreements between Wilber and the Bank. This Agreement cannot be amended, modified or supplemented in any respect except by a subsequent written agreement entered into by both parties.
15. Governing Law . This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania without regards to conflict of law principals.

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IN WITNESS WHEREOF, this Agreement is executed the date and year first above written.
ATTEST:                     FIRST CITIZENS NATIONAL BANK

/s/ Terry B. Osborne             By:       /s/ R. Lowell Coolidge
Terry B. Osborne, Secretary            R. Lowell Coolidge, Esquire, Chairman of the Board

ATTEST:                    CITIZENS FINANCIAL SERVICES, INC.

/s/ Terry B. Osborne             By:       /s/ R. Lowell Coolidge
Terry B. Osborne, Secretary            R. Lowell Coolidge, Esquire, Chairman of the Board

WITNESS:                    CONSULTANT

/s/ Terry B. Osborne                   /s/ Richard E. Wilber ___________________
Terry B. Osborne, Secretry                Richard E. Wilber

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